Exhibit 99

FOR RELEASE –– NOVEMBER 1, 2010

Corning Announced Third-Quarter Financial Results

Corning® Gorilla® Glass gains strong market acceptance

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) today announced its results for the third quarter of 2010.

Third-Quarter Highlights
•	Sales were $1.6 billion, a 6% sequential decline, but an 8% increase year over year.
•	Earnings per share were $0.50. Excluding special items, earnings were $0.51,* a 12% sequential decline, but 21% increase year over year.
•
Display Technologies’ combined glass volume, which includes its wholly owned business and Samsung Corning Precision Materials Co., Ltd., declined 8% sequentially — in line with the worldwide glass market — but increased 7% year over year.

•	Specialty Materials sales increased 26% sequentially and 77% year over year driven by strong sales in Corning® Gorilla® Glass and advanced optics.
•	Gross margin was 45%, lower than second-quarter gross margin of 48%, but an increase of 4% from a year ago.

Quarter Three Financial Comparisons
	Q3 2010	Q2 2010	% Change	Q3 2009	% Change
Net Sales in millions	$1,602	$1,712	(6%)	$1,479	8%
Net Income in millions	$ 785	$ 913	(14%)	$ 643	22%
Non-GAAP Net Income in millions*	$ 808	$ 916	(12%)	$ 654	24%
GAAP EPS	$ 0.50	$ 0.58	(14%)	$ 0.41	22%
Non-GAAP EPS*	$ 0.51	$ 0.58	(12%)	$ 0.42	21%
*These are non-GAAP financial measures.  The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations Web site.

Corning Announced Third-Quarter Financial Results
Page Two

Remarking on the third-quarter performance, Wendell P. Weeks, chairman and chief executive officer, said, “Nearly all of our businesses had strong performances this past quarter.  We are very pleased with the expanding market pull for Corning® Gorilla® Glass, the renewed strength in automotive and diesel emissions control products sales, and the continued demand for fiber-to-the-home and data center solutions from our telecommunications business customers.

“And while our LCD glass business adjusted with the supply chain correction that occurred in the third quarter, global retail demand for LCD products continued to show year-over-year growth in all markets other than televisions in the U.S.”

Third-Quarter Segment Results
Sales in the Display Technologies segment were $645 million, declining 23% sequentially and 5% year over year. Volume at the company’s wholly owned business declined about 25% sequentially and 5% year over year. Display Technologies’ performance benefited from a favorable Japanese yen-to-U.S. dollar exchange rate in the quarter. Glass price declines in the third quarter were comparable to the second quarter.

Samsung Corning Precision Materials’ volume was up 5% on a quarterly basis and 14% year over year.

Telecommunications segment sales were $464 million, an increase of 5% sequentially and 3% year over year. The improved performance was driven by continued demand for fiber-to-the-home products in North America and enterprise data center solutions globally.

Environmental Technologies segment sales were $208 million, a 13% quarterly and 25% year-over-year improvement. The company saw continued growth in both automotive and diesel emissions control products. The business improved its manufacturing performance in the quarter and continues to work toward increasing capacity to meet higher product demand.

Specialty Materials segment sales were $159 million, a 26% increase from the second quarter and 77% improvement year over year. Corning’s Gorilla Glass drove much of the quarter increase, but the segment also saw improved sales in its advanced optics business.

Life Sciences segment sales were $125 million, even with the previous quarter, and a 36% improvement year over year. This improvement was driven mostly by the acquisition of Axygen Biosciences, Inc. which occurred in September of last year.

Corning’s equity earnings totaled $504 million, compared with $474 million in the previous quarter and $418 million a year ago.

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Corning Announced Third-Quarter Financial Results
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Looking Forward
“We have seen a modest increase in utilization rates at the Taiwanese panel makers in October,” said James B. Flaws, vice chairman and chief financial officer. “We believe this is in response to lower panel inventory levels and expectations for good worldwide retail demand during the upcoming holiday season. Our glass demand forecast is based on the assumption panel maker utilization rates will remain modestly higher the remainder of the fourth quarter in comparison to a much weaker September.

“However, panel maker utilization rates this quarter may not rebound to the level they were prior to the inventory correction. As a result, we anticipate worldwide glass market demand could be flat to down slightly quarter to quarter,” Flaws said.

The company expects the movement in combined glass volume at both its wholly owned business and SCP to be in line with the market in the fourth quarter.

Flaws added, “We expect glass pricing at both our wholly owned business and SCP to decline in the mid-single digit range in the fourth quarter. This decline would be more than previous quarters and reflects pricing pressure caused by the current imbalance of glass supply and demand.”

Following a strong third quarter, Corning expects fourth-quarter Telecommunications segment sales to experience a seasonal decline of about 10%, consistent with historical fourth-quarter performance. Environmental Technologies segment fourth-quarter sales are expected to be similar to the third quarter as growth in diesel offsets normal seasonal declines in the auto business. Specialty Materials segment sales are expected to grow 10% to 20% in the fourth quarter, driven primarily by continued strength in Corning® Gorilla® Glass sales for smartphones, slates, and other computing devices. Life Sciences segment sales, excluding the impact of its recent acquisition, are expected to be down slightly, due to seasonal adjustments.

“We typically experience seasonal declines in many of our businesses in the fourth quarter which will reduce profits somewhat,” Flaws said. “Overall, the global display business continues to do quite well at the retail level and if this continues, coupled with the current utilization rates at panel makers, we expect the supply chain to exit the year with normal inventories. Of course, we must remain cautious about the potential negative impacts that global economic conditions could have on future retail trends.”

Corning ended the third quarter with $5 billion in cash and short-term investments, up from $4.3 billion last quarter. Looking ahead, the company expects to repatriate approximately $1.1 billion in cash from non-U.S. locations in the fourth quarter. The company also revised its 2010 capital expenditure guidance, from $1.2 billion to $1 billion this year. The company made no changes to its expectations for 2011 capital spending, which is forecasted to be more than $2 billion. “We expect to end the year with our balance sheet in great shape. This will provide us with significant financial flexibility for 2011," Flaws said.

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Corning Announced Third-Quarter Financial Results
Page Four

In other matters, Corning has decided to discontinue its development and commercialization of synthetic green lasers. Given the rapid development of native green technology, the company concluded that the market for synthetic green lasers is limited.

“We have made excellent progress in a number of our businesses this year. Corning® Gorilla® Glass sales for IT and handheld devices are exceeding our expectations and we anticipate starting shipments of TV cover glass this quarter. We are encouraged by the strength of the telecommunications market, especially with regard to our Pretium EDGE™ data center solutions and fiber-to-the-home products. Additionally, we have made significant progress in our thin-film photovoltaic development program. And we are improving our manufacturing performance and capacity to meet the strengthened demand we are seeing for our automotive and diesel engine emissions control solutions,” Flaws concluded.

Upcoming Meetings
Corning will host an open luncheon for investors in Toronto, Canada on Wednesday, Nov. 3.  For information on how to attend the luncheon, contact Corning’s Investor Relations Department. The company will present at the Barclays Technology Conference in San Francisco Dec. 8, and Corning will host its annual investor meeting Friday, Feb. 4 beginning at 8 a.m. in New York.

Third-Quarter Conference Call Information
The company will host a third-quarter conference call on Monday, Nov. 1 at 8:30 a.m. ET. To participate, please call toll free (800) 553-0288 or for international access call (612) 332-0630 approximately 10-15 minutes prior to the start of the call. The password is ‘QUARTER THREE’. The host is ‘SOFIO’. To listen to a live audio webcast of the call, go to Corning’s Web site at www.corning.com/investor_relations and click Investor Events on the left. A replay will be available beginning at 10:30 a.m. ET and will run through 5:00 p.m. ET, Monday, Nov. 15, 2010. To listen, dial (800) 475-6701 or for international access call (320) 365-3844. The access code is 174406. The webcast will be archived for one year following the call.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. Reconciliation of these non-GAAP measures can be found on the company’s Web site by going to www.corning.com/investor_relations and clicking Financial Reports on the left. Reconciliation also accompanies this news release.

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Corning Announced Third-Quarter Financial Results
Page Five

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization;  pricing fluctuations and changes in the mix of sales between premium and non-premium products;  new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com

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CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Net sales	$1,602	$1,479	$4,867	$3,863
Cost of sales	878	880	2,585	2,419

Gross margin	724	599	2,282	1,444

Operating expenses:
Selling, general and administrative expenses	250	219	731	637
Research, development and engineering expenses	148	131	437	418
Amortization of purchased intangibles	2	3	6	8
Restructuring, impairment and other (credits) and charges	(1)	10	(3)	175
Asbestos litigation charge (credit) (Note 1)	6	6	(41)	15

Operating income	319	230	1,152	191

Equity in earnings of affiliated companies	504	418	1,447	974
Interest income	3	4	8	16
Interest expense	(29)	(24)	(81)	(58)

Other-than-temporary impairment (OTTI) losses:
Changes in total OTTI losses	2	(11)	(4)	(25)
Changes in OTTI recognized in other comprehensive income (before taxes)	(2)	10	3	23
Net OTTI losses recognized in earnings	0	(1)	(1)	(2)

Other income, net (Note 2)	2	48	131	109

Income before incomes taxes	799	675	2,656	1,230
(Provision) benefit for income taxes	(14)	(32)	(142)	38

Net income attributable to Corning Incorporated	$785	$643	$2,514	$1,268

Earnings per common share attributable to Corning Incorporated:
Basic (Note 3)	$0.50	$0.41	$1.61	$0.82
Diluted (Note 3)	$0.50	$0.41	$1.59	$0.81
Dividends declared per common share	$0.05	$0.05	$0.15	$0.15

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except per share amounts)

	September 30, 2010	December 31, 2009
Assets

Current assets:
Cash and cash equivalents	$3,302	$2,541
Short-term investments, at fair value	1,727	1,042
Total cash, cash equivalents and short-term investments	5,029	3,583
Trade accounts receivable, net of doubtful accounts and allowances	854	753
Inventories	712	579
Deferred income taxes	455	235
Other current assets	313	371
Total current assets	7,363	5,521

Investments	5,194	3,992
Property, net of accumulated depreciation	8,526	7,995
Goodwill and other intangible assets, net	668	676
Deferred income taxes	2,792	2,982
Other assets	127	129

Total Assets	$24,670	$21,295

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$25	$74
Accounts payable	720	550
Other accrued liabilities	949	915
Total current liabilities	1,694	1,539

Long-term debt	2,390	1,930
Postretirement benefits other than pensions	829	858
Other liabilities	1,290	1,373
Total liabilities	6,203	5,700

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,624 million and 1,617 million	812	808
Additional paid-in capital	12,833	12,707
Retained earnings	5,916	3,636
Treasury stock, at cost; Shares held: 65 million and 64 million	(1,226)	(1,207)
Accumulated other comprehensive income (loss)	81	(401)
Total Corning Incorporated shareholders’ equity	18,416	15,543
Noncontrolling interests	51	52
Total equity	18,467	15,595

Total Liabilities and Equity	$24,670	$21,295

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Cash Flows from Operating Activities:
Net income	$785	$643	$2,514	$1,268
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	212	227	624	586
Amortization of purchased intangibles	2	3	6	8
Asbestos litigation charges (credits)	6	6	(41)	15
Restructuring, impairment and other (credits) charges	(1)	10	(3)	175
Loss on retirement of debt	30		30
Stock compensation charges	22	30	77	97
Undistributed earnings of affiliated companies	(438)	(398)	(1,096)	(535)
Deferred tax benefit	(25)	(30)	(15)	(169)
Restructuring payments	(8)	(17)	(58)	(71)
Credits issued against customer deposits	(8)	(42)	(76)	(207)
Employee benefit payments (in excess of) less than expense	(53)	(22)	(81)	12
Changes in certain working capital items:
Trade accounts receivable	131	16	(62)	(265)
Inventories	(85)	66	(147)	204
Other current assets	(15)	55	25	13
Accounts payable and other current liabilities, net of restructuring payments	7	45	8	24
Other, net	(134)	(60)	38	9
Net cash provided by operating activities	428	532	1,743	1,164

Cash Flows from Investing Activities:
Capital expenditures	(225)	(236)	(534)	(727)
Acquisitions of business, net of cash received		(410)		(410)
Net proceeds from sale or disposal of assets	1		1	15
Short-term investments – acquisitions	(1,106)	(471)	(2,000)	(876)
Short-term investments – liquidations	424	343	1,318	859
Other, net	4		6
Net cash used in investing activities	(902)	(774)	(1,209)	(1,139)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(9)	(18)	(70)	(84)
Principal payments under capital lease obligations	(1)	(1)	(1)	(10)
Proceeds from issuance of long-term debt, net	689		689	346
Retirements of long-term debt, net	(264)		(264)
Proceeds from issuance of common stock, net		6	15	18
Proceeds from the exercise of stock options	10	4	39	8
Dividends paid	(79)	(78)	(235)	(234)
Other, net				3
Net cash provided by (used in) financing activities	346	(87)	173	47
Effect of exchange rates on cash	216	57	54	17
Net increase (decrease) in cash and cash equivalents	88	(272)	761	89
Cash and cash equivalents at beginning of period	3,214	2,234	2,541	1,873

Cash and cash equivalents at end of period	$3,302	$1,962	$3,302	$1,962

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended September 30, 2010
Net sales	$645	$464	$208	$159	$125	$1	$1,602
Depreciation (1)	$129	$27	$26	$20	$8	$3	$213
Amortization of purchased intangibles					$2		$2
Research, development and engineering expenses (2)	$22	$27	$24	$25	$5	$24	$127
Restructuring, impairment and other credits		$(1)					$(1)
Equity in earnings of affiliated companies	$386		$1			$16	$403
Income tax (provision) benefit	$(108)	$(20)	$(5)	$2	$(7)	$10	$(128)
Net income (loss) (3)	$648	$41	$11	$(5)	$13	$(12)	$696

Three months ended September 30, 2009
Net sales	$679	$450	$167	$90	$92	$1	$1,479
Depreciation (1)	$146	$35	$25	$13	$5	$3	$227
Amortization of purchased intangibles		$3					$3
Research, development and engineering expenses (2)	$19	$21	$30	$17	$3	$20	$110
Restructuring, impairment and other (credits) charges	$(5)		$3	$(1)	$1		$(2)
Equity in earnings of affiliated companies	$317		$2			$3	$322
Income tax (provision) benefit	$(83)	$(11)	$3	$6	$(6)	$7	$(84)
Net income (loss) (3)	$600	$21	$(4)	$(11)	$12	$(17)	$601

Nine months ended September 30, 2010
Net sales	$2,261	$1,269	$584	$381	$368	$4	$4,867
Depreciation (1)	$386	$89	$77	$43	$24	$9	$628
Amortization of purchased intangibles		$1			$5		$6
Research, development and engineering expenses (2)	$66	$84	$70	$61	$13	$80	$374
Restructuring, impairment and other credits		$(1)		$(2)			$(3)
Equity in earnings of affiliated companies	$1,083	$1	$5			$32	$1,121
Income tax (provision) benefit	$(391)	$(38)	$(12)	$14	$(24)	$34	$(417)
Net income (loss) (3)	$2,107	$79	$27	$(29)	$48	$(46)	$2,186

Nine months ended September 30, 2009
Net sales	$1,709	$1,272	$409	$221	$249	$3	$3,863
Depreciation (1)	$359	$99	$74	$35	$13	$9	$589
Amortization of purchased intangibles		$8					$8
Research, development and engineering expenses (2)	$60	$68	$87	$40	$8	$90	$353
Restructuring, impairment and other charges	$29	$15	$22	$17	$8	$4	$95
Equity in earnings (loss) of affiliated companies	$781	$(4)	$6			$31	$814
Income tax (provision) benefit	$(184)	$(24)	$31	$25	$(14)	$32	$(134)
Net income (loss) (3)	$1,373	$38	$(57)	$(48)	$29	$(51)	$1,284

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)
Many of Corning’s administrative and staff functions are performed on a centralized basis.  Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function.  Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income follows (in millions):

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Net income of reportable segments	$708	$618	$2,232	$1,335
Non-reportable segments	(12)	(17)	(46)	(51)
Unallocated amounts:
Net financing costs (1)	(47)	(35)	(137)	(86)
Stock-based compensation expense	(22)	(30)	(77)	(97)
Exploratory research	(15)	(15)	(44)	(46)
Corporate contributions	(7)	(8)	(26)	(23)
Equity in earnings of affiliated companies, net of impairments (2)	101	96	326	160
Asbestos litigation (3)	(6)	(6)	41	(15)
Other corporate items (4)	85	40	245	91
Net income	$785	$643	$2,514	$1,268

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains associated with benefit plans.
(2)
Primarily represents the equity earnings of Dow Corning Corporation.  In the nine months ended September 30, 2010 equity earnings of affiliated companies, net of impairments, includes a credit of $21 million for our share of U.S. advanced energy manufacturing tax credits at Dow Corning Corporation.  In the nine months ended September 30, 2009, equity earnings of affiliated companies, net of impairments includes a charge of $29 million representing our share of restructuring charges at Dow Corning Corporation.

(3)
In the three and nine months ended September 30, 2010, Corning recorded a charge of $6 million and a net credit of $41 million, respectively, primarily reflecting the change in the terms of the proposed asbestos settlement.  In the three and nine months ended September 30, 2009, Corning recorded charges of $6 million and $15 million, respectively, to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(4)
In the three months ended September 30, 2010, Corning recorded a loss of $30 million ($19 million after-tax) from the repurchase of $126 million principal amount of our 6.2% senior unsecured notes due March 15, 2016 and $100 million principal amount of our 5.9% senior unsecured notes due March 15, 2014.  In the nine months ended September 30, 2010, other corporate items included a tax charge of $56 million from the reversal of the deferred tax asset associated with a Medicare subsidy.  In the three and nine months ended September 30, 2009, other corporate items included $12 million ($8 million after-tax) and $80 million ($52 million after-tax) of restructuring charges, respectively.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Asbestos Litigation

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC) which might arise from PCC products or operations (the 2003 Plan).  On December 21, 2006, the Bankruptcy Court issued an order denying confirmation of the 2003 Plan.  On January 10, 2008, some of the parties in the proceeding advised the Bankruptcy Court that they had made substantial progress on an amended plan of reorganization (the Amended PCC Plan) that resolved issues raised by the Court in denying the confirmation of the 2003 Plan.

As a result of progress in the parties’ continuing negotiations, Corning believes the Amended PCC Plan, modified as indicated below, now represents the most probable outcome of this matter and the probability that the 2003 plan will become effective has diminished.  The proposed settlement under the Amended PCC Plan requires Corning to contribute its equity interest in PCC and Pittsburgh Corning Europe, N.V. (PCE) and to contribute a fixed series of cash payments recorded at present value.  Corning will have the option to contribute shares rather than cash, but the liability is fixed by dollar value and not number of shares.  The Amended PCC Plan does not include certain non-PCC asbestos claims that may be or have been raised against Corning.  Corning has recorded an additional amount for such claims in its estimated asbestos litigation liability.  In the first quarter of 2010, several of the parties in the bankruptcy proceedings filed a modification of the Amended PCC Plan with the Bankruptcy Court which reduced the amount of cash expected to be contributed by Corning to the settlement.

In the third quarter of 2010, we recorded a charge of $6 million ($4 million after-tax) to adjust the asbestos litigation liability for the change in value of the components of the modified PCC Plan.

2.	Loss on Repurchase of Debt

In the third quarter of 2010, we recognized a loss of $30 million ($19 million after-tax) upon the repurchase of $126 million principal amount of our 6.2% senior unsecured notes due March 15, 2016 and $100 million principal amount of our 5.9% senior unsecured notes due March 15, 2014.

3.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended September 30,		Three months ended June 30, 2010
	2010	2009

Basic	1,557	1,550	1,558
Diluted	1,580	1,569	1,581
Diluted used for non-GAAP measures	1,580	1,569	1,581

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
QUARTER SALES INFORMATION
(Unaudited; in millions)

	2010
				Nine Months
	Three Months Ended			Ended
	Q1	Q2	Q3	Sept. 30

Display Technologies	$782	$834	$645	$2,261

Telecommunications
Fiber and cable	190	227	232	649
Hardware and equipment	174	214	232	620
	364	441	464	1,269

Environmental Technologies
Automotive	117	109	119	345
Diesel	75	75	89	239
	192	184	208	584

Specialty Materials	96	126	159	381

Life Sciences	118	125	125	368

Other	1	2	1	4

Total	$1,553	$1,712	$1,602	$4,867

	2009
	Q1	Q2	Q3	Q4	Total

Display Technologies	$357	$673	$679	$717	$2,426

Telecommunications
Fiber and cable	192	235	251	231	909
Hardware and equipment	193	202	199	174	768
	385	437	450	405	1,677

Environmental Technologies
Automotive	64	85	103	108	360
Diesel	46	47	64	73	230
	110	132	167	181	590

Specialty Materials	60	71	90	110	331

Life Sciences	76	81	92	117	366

Other	1	1	1	2	5

Total	$989	$1,395	$1,479	$1,532	$5,395

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended September 30, 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the third quarter of 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.51	$835	$808

Special items:
Asbestos settlement (a)		(6)	(4)

Loss on repurchase of debt (b)	(0.01)	(30)	(19)

Total EPS and net income	$0.50	$799	$785

(a)	In the third quarter of 2010, Corning recorded a charge of $6 million ($4 million after-tax) to adjust the asbestos liability for the change in value of the components of the modified PCC Plan.

(b)
In the third quarter of 2010, Corning recorded a $30 million loss ($19 million after-tax) on the repurchase of $126 million principal amount of our 6.2% senior unsecured notes due March 15, 2016 and $100 million principal amount of our 5.9% senior unsecured notes due March 15, 2014.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended June 30, 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2010 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.58	$949	$916

Special items:
Asbestos settlement (a)	-	(5)	(3)

Total EPS and net income	$0.58	$944	$913

(a)	In the second quarter of 2010, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of the components of the modified PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended September 30, 2009
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the third quarter of 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.42	$691	$654

Special items:
Restructuring charges (a)	(0.01)	(10)	(7)

Asbestos litigation (b)	-	(6)	(4)

Total EPS and net income	$0.41	$675	$643

(a)
In the third quarter of 2009, Corning recorded a charge of $10 million ($7 million after-tax), which was comprised of severance costs for a restructuring plan in the Environmental Technologies segment and asset disposal costs in other segments.

(b)	In the third quarter of 2009, Corning recorded a charge of $6 million ($4 million after-tax) to adjust the asbestos liability for change in value of the components of the Amended PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended September 30, 2010
(Unaudited; amounts in millions, except per share amounts)

Corning’s free cash flow financial measure for the three months ended September 30, 2010 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended September 30, 2010	Nine months ended September 30, 2010

Cash flows from operating activities	$428	$1,743

Less: Cash flows from investing activities	(902)	(1,209)

Plus: Short-term investments – acquisitions	1,106	2,000

Less: Short-term investments – liquidations	(424)	(1,318)

Free cash flow	$208	$1,216